For Immediate Release
The J. M. Smucker Company Announces Second Quarter Results and Updates Full Year Guidance

ORRVILLE, Ohio, November 17, 2011 — The J. M. Smucker Company (NYSE: SJM) today announced results for the second quarter ended October 31, 2011, of its 2012 fiscal year.  Results for the quarter and six months ended October 31, 2011, include the operations of Rowland Coffee Roasters, Inc. (“Rowland Coffee”) since the completion of the acquisition on May 16, 2011.

Executive Summary

	Three Months Ended October 31,			Six Months Ended October 31,
	2011	2010	% Increase (Decrease)	2011	2010	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$1,513.9	$1,278.9	18%	$2,702.8	$2,326.2	16%
Operating income	$211.6	$240.0	(12)%	$392.3	$405.2	(3)%
% of net sales	14.0%	18.8%		14.5%	17.4%
Net income:
Income	$127.2	$149.7	(15)%	$238.8	$252.6	(5)%
Income per diluted share	$1.12	$1.25	(10)%	$2.09	$2.11	(1)%

•
GAAP and non-GAAP results for the second quarter and first six months of 2012 include a loss of approximately $11.3 million on the Company’s divestiture of the Europe’s Best® frozen fruit and vegetable business.

•
Non-GAAP income per diluted share was $1.29 and $1.38 for the second quarters of 2012 and 2011, and $2.41 and $2.42 for the first six months of 2012 and 2011, respectively, a decrease of 7 percent for the quarter and flat for the first six months.

•
Non-GAAP income per diluted share excludes restructuring and merger and integration costs (“special project costs”) of $0.17 and $0.13 per diluted share in the second quarters of 2012 and 2011, and $0.32 and $0.31 for the first six months of 2012 and 2011, respectively.

•	Results for the second quarter of 2012 were impacted by a higher effective tax rate of 34.1 percent, compared to 32.5 percent in the second quarter of 2011.
•
Income per diluted share in the second quarter and first six months of 2012 benefited from a decrease in weighted-average common shares outstanding, as a result of the Company’s share repurchase activities.

“We delivered record sales growth in the quarter including robust contributions from product innovation such as our K-Cups® and seasonal offerings.  As we head into the key holiday period, our strong leading brands are trusted and remain well positioned to meet the varying needs of our consumers, including helping to bring their families together to share memorable meals and moments,” commented Richard Smucker, Chief Executive Officer.  “Additionally, we are effectively managing this period of significant cost inflation, where our cost of goods sold increased approximately 30 percent for the quarter, yet, we posted gross profit growth.  As always, our focus remains on effectively managing the balance between volume, market share, and profitability, while continuing to invest in our brands.”

Net Sales
	Three Months Ended October 31,				Six Months Ended October 31,
	2011	2010	Increase (Decrease)%		2011	2010	Increase (Decrease)%
	(Dollars in millions)

Net sales	$1,513.9	$1,278.9	$235.0	18%	$2,702.8	$2,326.2	$376.6	16%
Adjust for certain noncomparable items:
Acquisition	(30.6)	-	(30.6)	(2)%	(53.7)	-	(53.7)	(2)%
Divestiture	-	(1.4)	1.4	0%	-	(1.4)	1.4	0%
Foreign exchange	(3.7)	-	(3.7)	0%	(10.9)	-	(10.9)	0%
Net sales excluding acquisition, divestiture, and foreign exchange	$1,479.6	$1,277.5	$202.1	16%	$2,638.1	$2,324.8	$313.3	13%

Amounts may not add due to rounding.

Net sales in the second quarter of 2012 increased $235.0 million, or 18 percent, compared to the second quarter of 2011, due primarily to net price realization across many of the Company’s brands.  The Rowland Coffee brands acquired earlier in the year contributed approximately 2 percent to net sales for the second quarter of 2012 and, combined with the favorable impact of foreign exchange rates, offset a 1 percent decline in volume, compared to the second quarter of 2011.  Volume gains were realized in Pillsbury® baking mixes and Jif® peanut butter, but were more than offset by declines in nonbranded beverages, Crisco® oils, Folgers® coffee, and Pillsbury® flour.  The overall impact of sales mix was favorable.

Margins
	Three Months Ended October 31,		Six Months Ended October 31,
	2011	2010	2011	2010
	(% of net sales)

Gross profit	32.9%	38.7%	34.4%	38.8%
Selling, distribution, and administrative expenses:
Marketing	4.9%	5.8%	5.3%	6.2%
Selling	3.1%	3.2%	3.3%	3.3%
Distribution	2.7%	3.2%	2.9%	3.3%
General and administrative	4.9%	5.2%	5.3%	5.5%
	15.6%	17.4%	16.8%	18.3%

Amortization	1.4%	1.4%	1.5%	1.6%
Other restructuring and merger and integration costs	1.1%	0.9%	1.2%	1.4%
Loss on sale of business	0.7%	0.0%	0.4%	0.0%
Other operating expense — net	0.1%	0.2%	0.0%	0.1%
Operating income	14.0%	18.8%	14.5%	17.4%

Amounts may not add due to rounding.

Gross profit increased $4.0 million, or 1 percent, in the second quarter of 2012, compared to 2011, and increased $4.6 million, excluding special project costs.  Price increases taken over the past year effectively offset higher commodity costs and contributed to gross profit, while margin contracted as expected.  Gross margin declined from 39.6 percent in the second quarter of 2011 to 33.8 percent in the second quarter of 2012, excluding special project costs.  Significantly higher costs were realized for green coffee in the second quarter of 2012, compared to 2011.  Costs were also higher for edible oils, flour, milk, sweetener, peanuts, and other raw materials.  The net unfavorable impact of a $4.3 million change in unrealized mark-to-market adjustments on derivative contracts in the second quarter of 2012, compared to 2011, also impacted gross profit.

While green coffee costs have moderated from earlier in the calendar year, the Company expects that it will continue to recognize considerably higher green coffee costs through the remainder of its fiscal year, compared to the prior year.  Additionally, peanut costs are expected to escalate during the remainder of the year.  Pricing actions to date take into account the Company’s current cost expectations through the remainder of the fiscal year.

Selling, distribution, and administrative (“SD&A”) expenses in the second quarter of 2012 increased 6 percent, compared to the second quarter of 2011, but decreased as a percentage of net sales from 17.4 percent to 15.6 percent.  Marketing expenses in the second quarter of 2012, were comparable to the second quarter of 2011.  Over the same period, selling and general and administrative expenses increased 17 percent and 10 percent, respectively, while distribution expenses decreased 1 percent.  The addition of the Rowland Coffee business represented approximately one-half of the overall increase in SD&A expenses.  In addition, higher amortization expense was recognized in the second quarter of 2012, compared to 2011, primarily related to the intangible assets associated with the Rowland Coffee acquisition.

Operating income decreased $28.4 million, or 12 percent, in the second quarter of 2012, compared to 2011.  Excluding special project costs in both periods, operating income decreased $21.7 million, or 8 percent, and declined from 20.6 percent of net sales in 2011 to 16.0 percent in 2012.  Both operating income measures include a loss of $11.3 million on the divestiture of the Europe’s Best® business in 2012.

Interest and Income Taxes
Interest expense increased $0.9 million in the second quarter of 2012, compared to 2011, representing the costs of higher debt outstanding somewhat offset by the benefit of the Company’s interest rate swap activities and higher capitalized interest associated with the Company’s capital expenditures.  During the second quarter of 2012, the Company terminated two interest rate swaps prior to maturity resulting in a net settlement gain of $17.7 million, to be recognized over the remaining life of the underlying debt instruments, including $0.6 million in the current quarter.

On October 18, 2011, the Company completed a public placement of $750.0 million of 3.5 percent, 10-year Notes.  A portion of the proceeds from the Notes was used to repay borrowings under the Company’s revolving credit agreement.  Remaining proceeds will be used for general corporate purposes and for funding of acquisitions, including the anticipated acquisition of the majority of Sara Lee Corporation’s North American foodservice coffee and hot beverage business, expected to close in early calendar 2012.

Income taxes decreased $6.0 million in the second quarter of 2012, reflecting a $28.5 million decrease in income before income taxes and the offsetting impact of an increase in the effective tax rate to 34.1 percent, compared to 32.5 percent in the second quarter of 2011.  The increase in the effective tax rate in the second quarter of 2012 is primarily due to a higher Canadian effective tax rate and an increase in state income tax expense, compared to the second quarter of 2011.

Segment Performance
	Three Months Ended October 31,			Six Months Ended October 31,
	2011	2010	% Increase (Decrease)	2011	2010	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$617.5	$477.3	29%	$1,117.6	$870.9	28%
U.S. Retail Consumer Foods	615.2	543.0	13%	1,074.7	991.6	8%
International, Foodservice, and Natural Foods	281.2	258.6	9%	510.5	463.8	10%

Segment profit:
U.S. Retail Coffee	$140.0	$149.1	(6)%	$279.7	$261.0	7%
U.S. Retail Consumer Foods	116.0	113.1	2%	195.0	206.5	(6)%
International, Foodservice, and Natural Foods (1)	39.0	51.4	(24)%	77.5	86.9	(11)%

Segment profit margin:
U.S. Retail Coffee	22.7%	31.2%		25.0%	30.0%
U.S. Retail Consumer Foods	18.8%	20.8%		18.1%	20.8%
International, Foodservice, and Natural Foods (1)	13.9%	19.9%		15.2%	18.7%

(1)
Segment profit and margin comparability for the International, Foodservice, and Natural Foods segment is impacted by the $11.3 million loss on the divestiture of the Europe's Best® business included in the three months and six months ended October 31, 2011.

Effective May 1, 2011, the Company’s reportable segments have been modified to align segment financial results with the responsibilities of segment management, consistent with the executive appointments announced in March 2011.  Also effective May 1, 2011, certain specialty brands which were previously included in the U.S. Retail Consumer Foods segment are included in the International, Foodservice, and Natural Foods segment (“product realignments”).   Segment performance for 2011 has been reclassified for these product realignments and the organizational changes described above.

The U.S. Retail Consumer Foods reportable segment is a combination of the former U.S. Retail Consumer Market and U.S. Retail Oils and Baking Market reportable segments, adjusted for product realignments.  The former Special Markets segment has been renamed International, Foodservice, and Natural Foods segment and also reflects product realignments.  The Company’s method of calculating segment profit remains consistent with 2011.

U.S. Retail Coffee

The U.S. Retail Coffee segment net sales increased 29 percent in the second quarter of 2012, compared to the second quarter of 2011, primarily reflecting price increases taken over the last 12 months.  Segment volume decreased 4 percent for the second quarter of 2012, excluding Rowland Coffee, compared to the second quarter of 2011.  Volume declines for the Folgers® brand were in line with the overall segment while Dunkin’ Donuts® packaged coffee experienced a 3 percent decline.  The acquisition of Rowland Coffee contributed approximately $26.7 million to segment net sales, representing 6 percentage points of the segment net sales increase.  Contributing to favorable sales mix in the second quarter of 2012, net sales of Folgers Gourmet Selections® and Millstone® K-Cups®, increased $29.8 million, compared to the second quarter of 2011, also representing 6 percentage points of segment net sales growth, while contributing only 1 percentage point growth to volume.

U.S. Retail Coffee segment profit decreased $9.1 million, or 6 percent, in the second quarter of 2012, compared to the second quarter of 2011, including the unfavorable impact of $7.4 million of unrealized mark-to-market adjustments on commodity contracts.  While overall pricing was higher in the second quarter of 2012, compared to 2011, it was more than offset by higher green coffee costs recognized.

Although a portion of the favorable price-to-cost relationship in the first quarter of 2012 reversed in the second quarter as expected, segment profit for the first six months of 2012 is up $18.7 million, or 7 percent.  Higher green coffee costs will continue to be recognized through the remainder of fiscal 2012, compared to 2011, most significantly in the third quarter.

U.S. Retail Consumer Foods
The U.S. Retail Consumer Foods segment net sales increased 13 percent in the second quarter of 2012, compared to 2011, primarily reflecting the impact of price increases while volume remained consistent with the prior year.  Jif® peanut butter net sales increased 22 percent and volume was up 10 percent in the second quarter of 2012, compared to 2011, reflecting the resumption of promotional activities and incremental demand in advance of the previously announced significant price increase effective earlier this month.  Smucker’s® fruit spreads net sales increased 9 percent and volume was up 3 percent during the same period.  Crisco® brand net sales increased 14 percent as a result of price increases, as volume was down 10 percent in the second quarter of 2012, compared to 2011.  For the same period, net sales and volume for the Pillsbury® brand increased 10 percent and 2 percent, respectively, as volume gains in baking mixes exceeded declines in flour.  Canned milk net sales increased 6 percent and volume was flat during the second quarter of 2012, compared to 2011.

The U.S. Retail Consumer Foods segment profit increased $2.8 million, or 2 percent, in the second quarter of 2012, compared to the second quarter of 2011.  Higher raw material costs were recognized in the quarter, most significantly for oils, flour, milk, sweetener, and peanuts.  Peanut costs are expected to escalate during the remainder of the year, with more impact on the Company’s results in the fourth quarter.  Selling, distribution, and marketing expenses were also higher, generally in line with the increase in net sales.  Price increases and the net favorable impact of unrealized mark-to-market adjustments on commodity contracts in the second quarter of 2012, compared to the second quarter of 2011, more than offset these higher costs.  Segment profit margin was 18.8 percent in the second quarter of 2012, compared to 20.8 percent in 2011.

International, Foodservice, and Natural Foods
Net sales in the International, Foodservice, and Natural Foods segment increased 9 percent in the second quarter of 2012, compared to 2011.  Excluding the impact of acquisition, divestiture, and foreign exchange, segment net sales increased 6 percent over the same period.  Price increases more than offset a 3 percent decline in volume and unfavorable sales mix.  Volume gains in Santa Cruz Organic® beverages, Five Roses® flour, and Bick’s® pickles did not fully offset declines in nonbranded beverages, and Folgers® coffee.

Excluding the $11.3 million loss on the divestiture of the Europe’s Best® business, segment profit decreased $1.1 million in the second quarter of 2012, compared to 2011, primarily due to an increase in marketing expenses in the second quarter of 2012.  Excluding the 4.0 percentage point impact of the loss on the divestiture, segment profit margin was 17.9 percent, compared to 19.9 percent in the second quarter of 2012 and 2011, respectively.

Other Financial Results and Measures

	Three Months Ended October 31,			Six Months Ended October 31,
	2011	2010	% Increase (Decrease)	2011	2010	% Increase (Decrease)
	(Dollars in millions)

Net cash provided by operating activities	$118.2	$46.8	153%	$59.9	$19.5	n/m

EBITDA	$273.8	$297.4	(8)%	$514.0	$520.6	(1)%
% of net sales	18.1%	23.3%		19.0%	22.4%

Cash provided by operations was $118.2 million and $46.8 million during the second quarter of 2012 and 2011, resulting in $59.9 million and $19.5 million provided during the first six months of 2012 and 2011, respectively.  The Company typically expects a significant use of cash to fund working capital requirements during the first half of each fiscal year, primarily due to seasonal fruit and vegetable procurement, the buildup of inventories to support the Fall Bake and Holiday period, and the additional increase of coffee inventory in advance of the Atlantic hurricane season.  As of October 31, 2011, inventory levels also include an additional buildup in preparation for the coffee production consolidation that is scheduled for later in fiscal 2012 under the Company’s previously announced restructuring plan as well as the impact of commodity cost increases on overall higher inventory levels.

During the second quarter of 2011, the Company repurchased 540,900 common shares for approximately $38.9 million under the Company’s March 2011 Rule 10b5-1 trading plan, completing the purchase of shares included under the plan.  At October 31, 2011, the Company had 2.5 million common shares remaining for repurchase under its Board of Directors’ authorization.

Outlook
The Company continues to expect net price realization to result in a significant 2012 net sales increase, compared to 2011.  Including the impact of announced pricing actions, net sales percentage growth is expected to be in the mid-teens for 2012, compared to 2011.  The Company has updated its earnings estimate to include the $11.3 million loss on divesture and incremental interest expense associated with the October issuance of $750.0 million of long-term debt.  Income per diluted share is now expected to range from $4.90 to $5.00, excluding special project costs of $0.60 to $0.65 per diluted share.  This outlook does not include the impact of the anticipated acquisition of the majority of Sara Lee Corporation’s North American foodservice coffee and hot beverage business.  The acquisition is anticipated to close in early calendar 2012 and is not expected to have a material impact on earnings for the current fiscal year.

Conference Call
The Company will conduct an earnings conference call and webcast today, Thursday, November 17, 2011 at 8:30 a.m. E.T.  The webcast can be accessed from the Company’s website at www.smuckers.com.  For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 4025348, and will be available until Thursday, November 24, 2011.

Non-GAAP Measures
The Company uses non-GAAP measures including net sales excluding acquisition, divestiture, and foreign exchange rate impact; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization (“EBITDA”); and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles (“GAAP”).  Rather, the presentation of these non-GAAP measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.  A reconciliation of non-GAAP measures to the comparable GAAP items for the current and prior year quarter and year-to-date periods is included in the “Unaudited Non-GAAP Measures” table.

About The J. M. Smucker Company
For more than 110 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments.  Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America.  Its family of brands includes Smucker's®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Café PilonTM, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation® and Bick's® in Canada.  The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago.  The Company has appeared on FORTUNE Magazine's list of the 100 Best Companies to Work For in the United States 13 times, ranking number one in 2004.  For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury®, the Barrelhead logo and the Doughboy character are trademarks of The Pillsbury Company, LLC, used under license; Carnation® is a trademark of Société des Produits Nestlé S.A., used under license; and Dunkin’ Donuts® is a registered trademark of DD IP Holder, LLC, used under license.  Borden® and Elsie are trademarks used under license.

Dunkin’ Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores.  This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants.  K-Cup® and K-Cups® are trademarks of Keurig, Incorporated.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, such as projected operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements.  Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, peanuts, and sugar, are procured and the related impact on costs;
•
risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;
•	the ability to successfully implement and realize the full benefit of price changes and the competitive response;
•	the success and cost of introducing new products and the competitive response;
•	the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses;

•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;
•	the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost effective manner;
•	the successful completion of the Company’s anticipated acquisition of the majority of Sara Lee Corporation’s North American foodservice coffee and hot beverage business;
•	the successful completion of the Company’s restructuring programs, and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
•	the impact of food security concerns involving either the Company or its competitors’ products;
•	the impact of accidents and natural disasters, including crop failures and storm damage;
•	the concentration of certain of the Company’s businesses with key customers and suppliers and the ability to manage and maintain key relationships;
•	the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
•	changes in consumer coffee preferences and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;
•	a downgrade in the Company’s public credit rating by a rating agency;
•	the ability of the Company to obtain any required financing;
•	the timing and amount of capital expenditures, share repurchases, and restructuring costs;
•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
•	the impact of new or changes to existing governmental laws and regulations and their application;
•	the impact of future legal, regulatory, or market measures regarding climate change;
•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;
•	foreign currency and interest rate fluctuations;
•	political or economic disruption;
•	other factors affecting share prices and capital markets generally; and
•
risks related to other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:	Media:
Sonal Robinson	Maribeth Badertscher
Vice President, Investor Relations	Vice President, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October 31,			Six Months Ended October 31,
	2011	2010	% Increase (Decrease)	2011	2010	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$1,513,905	$1,278,913	18%	$2,702,788	$2,326,225	16%
Cost of products sold	1,002,517	772,171	30%	1,749,890	1,401,595	25%
Cost of products sold - restructuring	11,804	12,072	(2)%	21,470	21,525	(0)%
Cost of products sold - merger and integration	915	-	n/m	1,675	-	n/m
Gross Profit	498,669	494,670	1%	929,753	903,105	3%
Gross margin	32.9%	38.7%		34.4%	38.8%

Selling, distribution, and administrative expenses	236,602	222,821	6%	453,154	426,082	6%
Amortization	20,559	18,501	11%	40,794	36,998	10%
Other restructuring costs	10,356	8,345	24%	20,253	26,449	(23)%
Other merger and integration costs	6,871	2,773	148%	11,556	5,429	113%
Loss on sale of business	11,287	-	n/m	11,287	-	n/m
Other operating expense — net	1,380	2,194	(37)%	392	2,944	(87)%
Operating Income	211,614	240,036	(12)%	392,317	405,203	(3)%
Operating margin	14.0%	18.8%		14.5%	17.4%

Interest income	324	572	(43)%	626	1,005	(38)%
Interest expense	(19,448)	(18,505)	5%	(34,870)	(35,044)	(0)%
Other income (expense) — net	711	(376)	n/m	1,954	317	n/m
Income Before Income Taxes	193,201	221,727	(13)%	360,027	371,481	(3)%
Income taxes	65,954	72,001	(8)%	121,257	118,874	2%
Net Income	$127,247	$149,726	(15)%	$238,770	$252,607	(5)%

Net income per common share	$1.12	$1.25	(10)%	$2.09	$2.12	(1)%

Net income per common share – assuming dilution	$1.12	$1.25	(10)%	$2.09	$2.11	(1)%

Dividends declared per common share	$0.48	$0.40	20%	$0.96	$0.80	20%

Weighted-average shares outstanding	113,893,035	119,512,001	(5)%	114,085,291	119,406,465	(4)%
Weighted-average shares outstanding – assuming dilution	113,944,705	119,642,398	(5)%	114,139,945	119,541,445	(5)%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	October 31, 2011	April 30, 2011	October 31, 2010
	(Dollars in thousands)

Assets
Current Assets:
Cash and cash equivalents	$496,288	$319,845	$487,463
Trade receivables	462,169	344,410	415,826
Inventories	1,143,951	863,579	822,614
Other current assets	91,299	109,165	128,283
Total Current Assets	2,193,707	1,636,999	1,854,186

Property, Plant, and Equipment, Net	948,225	867,882	841,095

Other Noncurrent Assets:
Goodwill	2,897,981	2,812,746	2,807,418
Other intangible assets, net	3,099,067	2,940,010	2,989,374
Other noncurrent assets	76,440	66,948	61,277
Total Other Noncurrent Assets	6,073,488	5,819,704	5,858,069
	$9,215,420	$8,324,585	$8,553,350

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$260,653	$234,916	$194,194
Other current liabilities	284,268	247,760	282,725
Total Current Liabilities	544,921	482,676	476,919

Noncurrent Liabilities:
Long-term debt	2,071,852	1,304,039	1,300,000
Other noncurrent liabilities	1,235,298	1,245,507	1,272,422
Total Noncurrent Liabilities	3,307,150	2,549,546	2,572,422

Shareholders' Equity	5,363,349	5,292,363	5,504,009
	$9,215,420	$8,324,585	$8,553,350

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended October 31,		Six Months Ended October 31,
	2011	2010	2011	2010
	(Dollars in thousands)

Operating Activities
Net income	$127,247	$149,726	$238,770	$252,607
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,227	27,286	55,796	56,646
Depreciation - restructuring and merger and integration	12,712	11,987	23,127	21,440
Amortization	20,559	18,501	40,794	36,998
Share-based compensation expense	6,522	6,940	12,554	12,268
Other noncash restructuring charges	860	1,518	1,769	5,367
Loss on sale of assets - net	2,001	893	2,726	1,027
Loss on sale of business	11,287	-	11,287	-
Changes in assets and liabilities, net of effect from business acquired:
Trade receivables	(113,874)	(110,060)	(106,362)	(177,018)
Inventories	58,241	(56,038)	(272,613)	(167,945)
Accounts payable and accrued items	15,753	62,239	71,133	95,208
Proceeds from settlement of interest rate swaps - net	17,718	-	17,718	-
Defined benefit pension contributions	(805)	(1,768)	(4,496)	(12,312)
Other - net	(68,276)	(64,440)	(32,269)	(104,740)
Net Cash Provided by Operating Activities	118,172	46,784	59,934	19,546

Investing Activities
Business acquired, net of cash acquired	-	-	(362,846)	-
Additions to property, plant, and equipment	(68,075)	(35,127)	(135,707)	(62,073)
Proceeds from sale of business	9,268	-	9,268	-
Sale and maturity of marketable securities	-	9,000	18,600	9,000
Purchases of marketable securities	-	-	-	(57,037)
Other - net	(1,459)	20	(1,347)	350
Net Cash Used for Investing Activities	(60,266)	(26,107)	(472,032)	(109,760)

Financing Activities
Revolving credit agreement - net	(306,700)	-	-	-
Repayments of long-term debt	-	(10,000)	-	(10,000)
Proceeds from long-term debt - net	748,560	-	748,560	400,000
Quarterly dividends paid	(54,666)	(47,739)	(104,825)	(95,333)
Purchase of treasury shares	(39,207)	(114)	(44,592)	(5,147)
Other - net	(7,359)	1,038	(4,583)	4,576
Net Cash Provided by (Used for) Financing Activities	340,628	(56,815)	594,560	294,096
Effect of exchange rate changes	(4,721)	828	(6,019)	11
Net increase (decrease) in cash and cash equivalents	393,813	(35,310)	176,443	203,893
Cash and cash equivalents at beginning of period	102,475	522,773	319,845	283,570
Cash and cash equivalents at end of period	$496,288	$487,463	$496,288	$487,463

(   ) Denotes use of cash

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)

Gross profit excluding special project costs (1)	$511,388	$506,742	$952,898	$924,630
% of net sales	33.8%	39.6%	35.3%	39.7%

Operating income excluding special project costs (2)	$241,560	$263,226	$447,271	$458,606
% of net sales	16.0%	20.6%	16.5%	19.7%

Income excluding special project costs: (3)
Income	$146,976	$165,284	$275,216	$288,921
Income per common share — assuming dilution	$1.29	$1.38	$2.41	$2.42

(1) Reconciliation to gross profit:
Gross profit	$498,669	$494,670	$929,753	$903,105
Cost of products sold - restructuring	11,804	12,072	21,470	21,525
Cost of products sold - merger and integration	915	-	1,675	-
Gross profit excluding special project costs	$511,388	$506,742	$952,898	$924,630

(2) Reconciliation to operating income:
Operating income	$211,614	$240,036	$392,317	$405,203
Cost of products sold - restructuring	11,804	12,072	21,470	21,525
Cost of products sold - merger and integration	915	-	1,675	-
Other restructuring costs	10,356	8,345	20,253	26,449
Other merger and integration costs	6,871	2,773	11,556	5,429

Operating income excluding special project costs	$241,560	$263,226	$447,271	$458,606

(3) Reconciliation to net income:
Income before income taxes	$193,201	$221,727	$360,027	$371,481
Cost of products sold - restructuring	11,804	12,072	21,470	21,525
Cost of products sold - merger and integration	915	-	1,675	-
Other restructuring costs	10,356	8,345	20,253	26,449
Other merger and integration costs	6,871	2,773	11,556	5,429
Income before income taxes, excluding special project costs	223,147	244,917	414,981	424,884
Income taxes, as adjusted	76,171	79,633	139,765	135,963
Income excluding special project costs	$146,976	$165,284	$275,216	$288,921

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)

Earnings before interest, taxes, depreciation, and amortization (4)	$273,823	$297,434	$513,988	$520,604
% of net sales	18.1%	23.3%	19.0%	22.4%

Free cash flow (5)	$50,097	$11,657	$(75,773)	$(42,527)

(4) Reconciliation to net income:
Income before income taxes	$193,201	$221,727	$360,027	$371,481
Interest income	(324)	(572)	(626)	(1,005)
Interest expense	19,448	18,505	34,870	35,044
Depreciation	28,227	27,286	55,796	56,646
Depreciation - restructuring and merger and integration	12,712	11,987	23,127	21,440
Amortization	20,559	18,501	40,794	36,998
Earnings before interest, taxes, depreciation, and amortization	$273,823	$297,434	$513,988	$520,604

(5) Reconciliation to cash provided by operating activities:
Cash provided by operating activities	$118,172	$46,784	$59,934	$19,546
Additions to property, plant, and equipment	(68,075)	(35,127)	(135,707)	(62,073)
Free cash flow	$50,097	$11,657	$(75,773)	$(42,527)

The Company uses non-GAAP measures including net sales excluding acquisitions, divestitures, and foreign exchange rate impact; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended October 31,		Six Months Ended October 31,
	2011	2010	2011	2010
	(Dollars in thousands)

Net sales:
U.S. Retail Coffee	$617,523	$477,287	$1,117,632	$870,857
U.S. Retail Consumer Foods	615,192	543,045	1,074,692	991,567
International, Foodservice, and Natural Foods	281,190	258,581	510,464	463,801
Total net sales	$1,513,905	$1,278,913	$2,702,788	$2,326,225

Segment profit:
U.S. Retail Coffee	$139,958	$149,099	$279,669	$260,981
U.S. Retail Consumer Foods	115,955	113,127	194,974	206,482
International, Foodservice, and Natural Foods	38,991	51,420	77,536	86,941
Total segment profit	$294,904	$313,646	$552,179	$554,404
Interest income	324	572	626	1,005
Interest expense	(19,448)	(18,505)	(34,870)	(35,044)
Share-based compensation expense	(5,593)	(5,968)	(10,744)	(10,308)
Cost of products sold - restructuring	(11,804)	(12,072)	(21,470)	(21,525)
Cost of products sold - merger and integration	(915)	-	(1,675)	-
Other restructuring costs	(10,356)	(8,345)	(20,253)	(26,449)
Other merger and integration costs	(6,871)	(2,773)	(11,556)	(5,429)
Corporate administrative expenses	(47,751)	(44,452)	(94,164)	(85,490)
Other income (expense) — net	711	(376)	1,954	317
Income before income taxes	$193,201	$221,727	$360,027	$371,481